EMPLOYEE AWARD AGREEMENT
Restricted Stock
pursuant to
THE BOMBAY COMPANY, INC. 2006 EMPLOYEE STOCK INCENTIVE PLAN

This Award Agreement (the “Agreement”) is made this __th day of ______, 2007, between THE BOMBAY COMPANY, INC., a Delaware corporation (the “Company”), and ________________________, an employee of the Company or one of its Affiliates (“Employee”).

WHEREAS, the Company desires to carry out the purposes of The Bombay Company, Inc. 2006 Employee Stock Incentive Plan (the “Plan”) by affording Employee the opportunity to obtain shares of the Company’s common stock, $1.00 par value per share (“Shares”);

WHEREAS, the Plan is administered by the Compensation and Human Resources Committee (the “Committee”) of the Company’s Board of Directors; and

WHEREAS, the Committee has selected Employee to participate in the Plan by the grant of restricted stock;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1. Grant of Award. The Company hereby grants to Employee as of the date set forth above (the “Date of Grant”) an aggregate of ______ Shares, such number of Shares being subject to adjustment as provided in Paragraph 7 hereof, and on the terms and conditions herein set forth. The Shares granted pursuant to this Award are granted as restricted stock (the “Restricted Shares”).

2. Restricted Period. Except as otherwise provided in Paragraph 6, this Award of Restricted Shares shall be subject to the following vesting periods: ___% shall vest on ________, 200_, and ___% will vest on __________, 200_.

3. Delivery of Shares. Upon satisfaction and completion of the applicable vesting period as set forth in Paragraph 2 or Paragraph 6, as the case may be, and any other conditions prescribed by the Company as set forth in this Agreement, if any, the restrictions applicable to the Restricted Shares shall lapse and a stock certificate for that number of Restricted Shares which have vested shall be delivered, free of all restrictions, to Employee.

4. Forfeiture. All Restricted Shares granted pursuant to this Award that have not vested in accordance with Paragraph 2 or Paragraph 6, as the case may be, shall be forfeited upon the date Employee is no longer employed by the Company or any of its Affiliates.

5. Taxes. The payment of withholding tax liability by Employee shall be a condition precedent to the Company’s obligation to deliver any certificates for Restricted Shares resulting from this Award.

6. Acceleration of Vesting and Delivery Dates. Notwithstanding the provisions of Paragraph 2 above relating to the vesting period, the Restricted Shares shall be 100% vested upon any Change of Control of the Company (as defined in the Plan).

7. Adjustments of Shares Subject to Award. If any Shares shall at any time be changed or exchanged by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of shares or a dividend payable in stock, then the aggregate number of Restricted Shares subject to this Agreement shall be automatically adjusted such that Employee’s proportionate interest shall be maintained as before the occurrence of such event. The determination of any such adjustment by the Committee shall be final, binding and conclusive. Shares distributed in connection with or resulting from any such adjustment with respect to Restricted Shares that have not yet vested shall enjoy the same privileges and be subject to the same restrictions pursuant to this Agreement that are applicable to the related Restricted Shares.

8. No Contract for Employment. This Agreement does not constitute a contract for employment and shall not affect the right of the Company to terminate Employee’s employment for any reason whatsoever or for no reason.

9. Restrictions on Transfer; Rights as Shareholder. None of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to vesting. Subject to the restrictions in the preceding sentence, and except as otherwise provided in this Agreement, Employee shall for all purposes be the record and beneficial owner of the Restricted Shares. Employee shall be entitled to vote the Shares at all meetings of stockholders and be entitled to receive and retain all cash dividends that may be paid with respect to the Shares.

10. Restriction on Issuance of Shares. The Company shall not be required to issue or deliver any certificates for Shares covered by an Award prior to the obtaining of any approval from any governmental agency that the Company shall, in its sole discretion, determine to be necessary or advisable, and the completion of any registration or other qualification of such Shares or their offering or sale under any state or federal law or ruling or regulations of any governmental body that the Company shall, in its sole discretion, determine to be necessary or advisable. In addition, if the offering and sale of Shares reserved for issuance pursuant to this Award shall not then be registered under the Securities Act of 1933, as amended, the Company may, upon Employee’s receipt of Shares issued pursuant to this Award, require Employee or his permitted transferee to represent in writing that the Shares being acquired are for investment and not with a view to distribution, and may mark the certificate for the Shares with a legend restricting transfer and may issue stop transfer orders relating to such certificate to the transfer agent.

11. Lapse of Award. This Agreement shall be null and void in the event Employee shall fail to sign and return a counterpart hereof to the Company within thirty (30) days of its delivery to Employee.
12. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties hereto.

13. Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties; provided, however, that the Company may change or modify this Agreement without Employee’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, or any regulations or other guidance issued thereunder. Notwithstanding the preceding sentence, the Company may amend the Plan and this Agreement to the extent permitted by the Plan.

14. Governing Instrument and Law. This Agreement shall in all respects be governed by the terms and provisions of the Plan, and in the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings given them in the Plan. This Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of laws principles.

THE BOMBAY COMPANY, INC.

By:

Accepted and Agreed:

Date: